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                                                                  Exhibit 3(i).5


                             CERTIFICATE OF INCREASE

                                       OF

                      SERIES D CONVERTIBLE PREFERRED STOCK

                                       OF

                               GENTA INCORPORATED

                            (Pursuant to Section 151
            of the General Corporation Law of the State of Delaware)

                   ------------------------------------------

                  Genta Incorporated (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151(g) thereof, DOES HEREBY CERTIFY:

                  That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Company, the Board of Directors of the Company has adopted the following resolution increasing the number of authorized shares of Series D Convertible Preferred Stock of the
Company:

                           RESOLVED: That pursuant to the authority expressly
                  granted and vested in the Board of Directors of the Company in accordance with the provisions of its Restated Certificate of Incorporation the number of shares of the series of Preferred Stock of the Company designated as Series D Convertible Preferred Stock be, and hereby is, increased from 223,860 shares to 270,290 shares; and that the appropriate officers of the Company be and hereby are authorized and directed in the name and on behalf of the Company to execute and file a Certificate of Increase with the Secretary of State of the State of Delaware increasing the number of shares constituting the Series D Convertible Preferred Stock from 223,860 to 270,290 and to take any and all other actions deemed necessary or appropriate to effectuate this resolution.

                  IN WITNESS WHEREOF, the Company has caused this Certificate of Increase to be executed by its duly authorized officer on this 15th day of July, 1998.

                                            GENTA INCORPORATED


                                            By:________________________________
                                               Name:
                                               Office: